Contact:
Michael Ostrach
Vice President and Chief Business Officer
510-665-7257
mostrach@dynavax.com

Dynavax to Initiate Phase 1 Studies for TLR-9 Agonist for Asthma

$6 Million Payment from AstraZeneca Due to Dynavax

Berkeley, CA - October 31, 2012 - Dynavax Technologies Corporation (NASDAQ: DVAX) announced today that it will advance AZD1419, a proprietary second-generation TLR-9 agonist for asthma, into Phase 1 clinical studies. Development expenses will be fully funded by AstraZeneca under the terms of a collaboration announced in 2006, and Dynavax expects to receive an advance payment of $6 million in the fourth quarter of 2012. Dynavax anticipates the Phase 1 studies will begin in the first half of 2013.

About AZD1419

AZD1419 has been selected to enter formal clinical development based on extensive preclinical studies conducted by Dynavax and AstraZeneca. Under the terms of a previously-announced research collaboration and license agreement, AstraZeneca will provide to Dynavax approximately $20 million in payments to cover the cost of clinical development activities through Phase 2a. If AstraZeneca chooses to advance the program following completion of Phase 2a, Dynavax will receive a $20 million milestone payment, and AstraZeneca will retain its rights to develop the candidate therapy and to commercialize the resulting asthma product. Additional remaining milestone payments to Dynavax amount to approximately $100 million. Dynavax will receive royalties on worldwide sales of approved products and will have the opportunity to co-promote the product in the United States.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious and inflammatory diseases. The Company's lead product candidate is HEPLISAV™, a Phase 3 investigational adult hepatitis B vaccine designed to provide rapid and superior protection with fewer doses than current licensed vaccines. For more information visit www.dynavax.com.

About AstraZeneca

AstraZeneca is a global, innovation-driven biopharmaceutical business with a primary focus on the discovery, development and commercialization of prescription medicines for gastrointestinal, cardiovascular, neuroscience, respiratory and inflammation, oncology and infectious disease. AstraZeneca operates in over 100 countries and its innovative medicines are used by millions of patients worldwide. For more information please visit: www.astrazeneca.com.

Forward Looking Statements

This press release contains "forward-looking statements," including statements related to expected payments under our AstraZeneca agreement, the potential features of the Company's TLR-9 agonists, and the timing of clinical studies. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including whether results of completed studies can be replicated in human studies, difficulties or delays in discovery or development, initiation and completion of preclinical or clinical studies, the results of those studies and the impact of those results on the initiation and completion of subsequent studies and issues arising in the regulatory process; achieving our AstraZeneca agreement objectives; our ability to obtain additional financing to support our operations; and other risks detailed in the "Risk Factors" section of our current periodic reports filed with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available. Information on Dynavax's website at www.dynavax.com is not incorporated by reference in the Company's current periodic reports with the SEC.

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